UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HUBSPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2015

Dear HubSpot Stockholder:

I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of HubSpot, Inc. (“HubSpot”) to be held on Thursday, May 21, 2015 at 1:00 p.m. Eastern Time at our offices, which are located at 25 First Street, 2nd Floor, Cambridge MA 02141.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2015 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 10, 2015, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the 2015 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2014.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for being a HubSpot stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Brian Hallligan

Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save HubSpot the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

HUBSPOT, INC.

25 First Street, 2nd Floor

Cambridge, MA 02141

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that HubSpot, Inc. will hold its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, May 21, 2015 at 1:00 p.m. Eastern Time at our offices, which are located at 25 First Street, 2nd Floor, Cambridge MA 02141, for the following purposes:

•	To elect three Class I directors, Brian Halligan, Ron Gill and Larry Bohn, to hold office until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on March 24, 2015 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 24, 2015 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

John P. Kelleher

General Counsel and Secretary

Boston, Massachusetts

April 10, 2015

RELATED PARTY TRANSACTIONS	23

Certain Relationships and Transactions	23

Policies and Procedures for Related Party Transactions	24

TRANSACTION OF OTHER BUSINESS	24

ADDITIONAL INFORMATION	24

Procedures for Submitting Stockholder Proposals	24

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 21, 2015

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will be held at 1:00 p.m. Eastern Time on Thursday, May 21, 2015 at our offices, which are located at 25 First Street, 2nd Floor, Cambridge MA 02141. We made this Proxy Statement available to stockholders beginning on April 10, 2015.

In this Proxy Statement the terms “HubSpot,” “the company,” “we,” “us,” and “our” refer to HubSpot, Inc. The mailing address of our principal executive offices is HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge MA 02141.

Internet Availability of Proxy Materials	We are providing access to our proxy materials over the Internet. On April 10, 2014, we mailed the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	March 24, 2015.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	32,477,480 shares of common stock outstanding as of March 24, 2015.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice.

(2) By Telephone: You can vote by telephone by following the instructions in the Notice.

(3) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

(4) In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 20, 2015. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the plurality of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Deloitte & Touche LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for directors and for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2014, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141 or call (888) 482-7768. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2016 annual meeting. The term of the Class III directors expires at the 2017 annual meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Brian Halligan, Ron Gill and Larry Bohn for election as directors to serve for a three-year term ending at the 2018 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to HubSpot and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with HubSpot and who are otherwise “independent” directors under the published listing requirements of the New York Stock Exchange (“NYSE”).

Nominees for Election for a Three-Year Term Ending at the 2018 Annual Meeting

Brian Halligan, 47, a founder of our company, has served as our chief executive officer and a member of our board of directors since 2005, and has served as chairman of our board of directors since March 2014. Mr. Halligan is also an author and a senior lecturer at the Massachusetts Institute of Technology, or MIT. Prior to founding HubSpot, Mr. Halligan served as venture partner at Longworth Ventures. From 2000 until 2004, he also worked as the vice president of sales of Groove Networks, which was later acquired by Microsoft. Mr. Halligan serves on the boards of directors of Fleetmatics Group, a global provider of fleet management solutions. Mr. Halligan was selected to serve as a director on our Board due to his knowledge of HubSpot and our business and his service as our chief executive officer.

Ron Gill, 48, has served as a member of our board of directors since June 2012. Mr. Gill has held multiple positions at NetSuite, Inc. since joining in 2007 and has served as chief financial officer since 2010. Prior to joining NetSuite, Ron was vice president, finance at Hyperion Solutions. Previously, he held a variety of financial positions with several technology companies, including SAP, Dell and Sony. Mr. Gill was selected to serve as a director on our Board due to his broad industry experience and extensive financial leadership experience. Mr. Gill qualifies as an “audit committee financial expert” under SEC guidelines.

Larry Bohn, 63, has served as a member of our board of directors since July 2007. Mr. Bohn is a Managing Director of General Catalyst Partners, a venture capital firm, which he joined in 2002. Prior to joining General Catalyst, Mr. Bohn served as the president, chief executive officer and chairman of the board of directors of NetGenesis, a leading software and analytic solutions provider. Mr. Bohn has also served as President of PC Docs a developer of document management software for enterprise networks. He currently serves on the board of directors of Demandware and on the board of directors of several private software and technology companies, including BlackDuck, BigCommerce, GoodData and Yottaa. Mr. Bohn was selected to serve as a director on our Board due to his experience as a seasoned investor and a current and former director of many companies, and his knowledge of the industry in which we operate.

Directors Continuing in Office Until the 2016 Annual Meeting

Lorrie Norrington, 55, has served as a member of our board of directors since September 2013. Ms. Norrington currently serves as an advisor to Lead Edge Capital, a private equity firm, where she also serves as an operating partner, and as an advisor to several technology businesses. Prior to Lead Edge, Norrington was the President of eBay Marketplaces, eBay, an online marketplace, and served in several roles at eBay from 2005 to 2010. Prior to joining eBay, she was the chief executive officer of Shopping.com from 2005 to 2006 and was an executive vice president at Intuit from 2001 to 2005. Ms. Norrington serves on the board of directors of Autodesk and DIRECTV. Ms. Norrington was selected to serve as a director on our Board due to her broad industry experience and experience as a current and former director of many companies.

Dharmesh Shah, 47, a founder of our company, has served as our chief technology officer and a member of our board of directors since 2005. Prior to HubSpot, he was founder and chief executive officer of Pyramid Digital Solutions, a software company, which was acquired by SunGard Data Systems in 2005. Mr. Shah is also an author and angel investor. Mr. Shah was selected to serve as a director on our Board due to his knowledge of our company and our business and his service as our chief technology.

David Skok, 59, has served as a member of our board of directors since May 2008. Since 2001, Mr. Skok has served as a General Partner at Matrix Partners. Mr. Skok currently serves on the boards of directors of several private companies. Mr. Skok was selected to serve as a director on our Board due to his experience as a seasoned investor and a current and former director of many companies and his knowledge of the industry in which we operate.

Directors Continuing in Office Until the 2017 Annual Meeting

Stacey Bishop, 42, has served as a member of our board of directors since August 2013. Ms. Bishop is a Managing Director of Scale Venture Partners and has been a venture capital investor for Scale since 1999. Ms. Bishop focuses on investing in SaaS and digital marketing companies and serves on the boards of directors of several private software companies. Ms. Bishop was selected to serve as a director on our Board due to her experience as a seasoned investor and knowledge of the industry in which we operate.

Michael Simon, 49, has served as a member of our board of directors since June 2011. Since 2003, Mr. Simon has served as the co-founder, chairman and chief executive officer of LogMeIn. Mr. Simon also serves on the Graduate Studies Advisory Council at the University of Notre Dame. Mr. Simon was selected to serve as a director on our Board due to his broad industry and leadership experience.

Executive Officers

In addition to Mr. Halligan, our Chief Executive Officer, and Mr. Shah, our Chief Technology Officer, who also serve as directors, our executive officers are:

John Kelleher, 49, has served as our general counsel since June 2012. Previously, from 2003, Mr. Kelleher served as the senior vice president and general counsel of Endeca Technologies until its acquisition by Oracle in December 2011. Prior to his legal career, Mr. Kelleher was a Lieutenant in the U.S. Navy.

John Kinzer, 46, has served as our chief financial officer since November 2013. From 2012 to 2013, prior to joining HubSpot, he served as the chief financial officer of BackOffice Associates. From 2001 to 2012, Mr. Kinzer worked for Blackboard, serving as chief financial officer from 2010 to 2012. He has also worked at MCI and Arthur Andersen.

Hunter Madeley, 48, has served as our senior vice president global sales since April 2014. After a sabbatical, Mr. Madeley served as a vice president commercial sales at salesforce.com from September 2010 to March 2014. From 2002 to 2004, Mr. Madeley served in several leadership roles at ADP, including as a vice president sales and a director of sales.

J.D. Sherman, 49, has served as our chief operating officer since March 2012 and as our president since March 2014. From 2005 to 2012, Mr. Sherman served as the chief financial officer of Akamai Technologies. From 1990 to 2005, he served in various positions at IBM including as vice president of financial planning and assistant controller of corporate financial strategy and budgets. He currently serves on the board of directors of Cypress Semiconductor.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Halligan as Chief Executive Officer and Mr. Shah as Chief Technology Officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of NYSE and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards under the rules of the NYSE.

At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (a/k/a our Code of Use Good Judgment) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Use Good Judgment is available on our website at http://ir.hubspot.com/files/doc_governance/Code-of-Use-Good-Judgment.pdf. A copy of the Code of Use Good Judgment may also be obtained, free of charge, upon a request directed to: HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141, Attention: General Counsel. We intend to disclose any amendment or waiver of a provision of the Code of Use Good Judgment that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.hubspot.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NYSE and our certificate of incorporation and bylaws. Our corporate governance guidelines are available on our website at http://ir.hubspot.com/files/doc_governance/Corporate-Governance-Guidelines.pdf. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, those guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2014, the Board held nine meetings. The Board has three standing committees:

•	the audit committee, which held seven meetings in 2014;

•	the compensation committee, which held four meetings in 2014; and

•	the nominating and corporate governance committee, which held two meetings in 2014.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during 2014. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NYSE and SEC rules.

Annual Meeting Attendance

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders.

Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at http://ir.hubspot.com/investors/corporate-governance.

Audit Committee

Ms. Bishop and Messrs. Gill and Skok currently serve on the audit committee, which is chaired by Mr. Gill. The Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	overseeing the work of our independent registered public accounting firm;

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent registered public accounting firm;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	reviewing our consolidated financial statements and reviewing our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls; and

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit and our interim consolidated financial statements.

The audit committee met seven times during the fiscal year ended December 31, 2014. The audit committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://ir.hubspot.com/investors/corporate-governance.

Compensation Committee

Messrs. Bohn, Simon and Skok currently serve on the compensation committee, which is chaired by Mr. Simon. The Board has determined that each member of the compensation committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	reviewing and recommending compensation of our executive officers based on its evaluations;

•	reviewing and recommending compensation of our directors; and

•	administering the issuance of stock options and other awards under our stock plans.

The compensation committee met four times and took action by unanimous written consent one time during the fiscal year ended December 31, 2014. The compensation committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://ir.hubspot.com/investors/corporate-governance.

Nominating and Corporate Governance Committee

Mr. Bohn and Mses. Bishop and Norrington currently serve on the nominating and corporate governance committee, which is chaired by Ms. Norrington. The Board has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The nominating and corporate governance committee’s responsibilities include:

•	evaluating and making recommendations regarding the organization and governance of the board of directors and its committees;

•	assessing the performance of members of the board of directors and making recommendations regarding committee and chair assignments;

•	reviewing and making recommendations with regard to our corporate succession plans for our chief executive officer and other executive officers;

•	recommending desired qualifications for board of directors membership and conducting searches for potential members of the board of directors; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.

The nominating and corporate governance committee met two times during the fiscal year ended December 31, 2014. The nominating and corporate governance committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://ir.hubspot.com/investors/corporate-governance.

Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Company’s Secretary via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141, Attn: Board of Directors, c/o Secretary.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141, Attn: [Name of Individual Director], c/o Secretary.

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board’s Role in Risk Oversight

Mr. Halligan serves as our chief executive officer and as chairman of the board. The board of directors believes that having our chief executive officer as chairman of the board facilitates the board of directors’ decision-making process because Mr. Halligan has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Halligan to act as the key link between the board of directors and other members of management.

Our board of directors has appointed Ms. Norrington to serve as our lead independent director. As lead independent director, Ms. Norrington presides over periodic meetings of our independent directors, serves as a liaison between our chairman of the board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our corporate governance and nominating committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2015, and we are asking you and other stockholders to ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2009.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Deloitte & Touche LLP. A majority of the votes properly cast is required in order to ratify the appointment of Deloitte & Touche LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Deloitte & Touche LLP, we will review our future appointment of Deloitte & Touche LLP.

We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We adopted a policy on August 20, 2014 under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Deloitte & Touche LLP for audit, audit-related, tax and all other services rendered for 2014 and 2013 (in thousands):

Fee Category	2014	2013
Audit Fees	$612	$734
Audit-Related Fees	890	—
Tax Fees	190	474
Total Fees	$1,692	$1,208

Audit Fees. Represents fees billed for professional services provided in connection with the audit of our annual financial statements and the reviews of our quarterly financial statements for the applicable year.

Audit-Related Fees. Represents fees billed for services provided in connection with the submission of our Registration Statement on Form S-1 in connection with our Initial Public Offering.

Tax Fees. Represents fees billed for professional services provided for tax compliance, advice and planning.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE  & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that HubSpot specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of HubSpot, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE Market rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s consolidated financial statements for 2014 and met with management, as well as with representatives of Deloitte & Touche LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Deloitte & Touche LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2014 be included in its Annual Report on Form 10-K for 2014.

Audit Committee

Ron Gill (Chairperson)

Stacey Bishop

David Skok

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 31, 2015, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 32,485,858 shares of common stock outstanding as of March 31, 2015. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of restricted stock units (“RSUs”), in each case, within 60 days of March 31, 2015, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o HubSpot, Inc. 25 First Street, 2nd Floor, Cambridge, MA 02141.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders
Entities affiliated with General Catalyst Partners(1)	5,835,530	18.0%
Entities affiliated with Matrix Partners(2)	4,013,556	12.4%
Entities affiliated with Sequoia Capital(3)	2,602,386	8.0%
Dharmesh Shah(4)	2,065,953	6.3%

Executive Officers and Directors
Brian Halligan (5)	1,110,793	3.4%
John Kinzer(6)	75,395	*
Hunter Madeley	36,111	*
Larry Bohn(1)	5,835,530	18%
Ron Gill(7)	73,784	*
Lorrie Norrington(8)	55,812	*
Michael Simon(9)	88,222	*
Dharmesh Shah(4)	2,065,953	6.3%
David Skok(10)	4,013,956	12.4%
Stacey Bishop(11)	1,376,860	4.2%
All executive officers and directors as a group (14 persons)(12)	15,271,162	45.2%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Consists of (i) 5,716,213 shares of common stock held by General Catalyst Group V, L.P., or GCG V and (ii) 119,317 shares of common stock held by GC Entrepreneurs Fund V, L.P., or GCEF V. General Catalyst Partners V, L.P., or GCP V, as the sole general partner of GCG V and GCEF V, and General Catalyst GP V, LLC, or GCGP V, as the sole general partner of GCP V, may be deemed to share voting and dispositive power over the shares held of record by GCG V and GCEF V. Each of David Fialkow, David Orfao and Joel Cutler, who are Managing Directors of GCGP V, may be deemed to share voting and dispositive power over the shares held of record by GCG V and GCEF V. The address for Mr. Bohn and General Catalyst Partners is 20 University Road, 4th Floor, Cambridge, MA 02138.

(2)

Consists of 4,011,347 shares of common stock held by Matrix Partners VIII, L.P., or Matrix VIII and (ii) 2,209 shares of common stock held by Weston & Co. VIII LLC as nominee for Matrix VIII US Management Co., LLC (“Matrix VIII US MC”), which is the beneficial owner of such shares (the “Matrix VIII US MC Shares”). Matrix VIII US MC is the sole general partner of Matrix VIII, and Mr. Skok is a managing member of Matrix VIII US MC. Mr. Skok, by virtue of his management position in Matrix VIII US MC, has sole voting and dispositive power with respect to the shares held by Matrix VIII and the Matrix VIII US MC Shares, except to the extent of his respective pecuniary interests therein. The address for each of Mr. Skok, Matrix Partners VIII, L.P. and Matrix VIII US Management Co., LLC is 101 Main Street, 17th Floor, Cambridge, MA 02142.

(3)	Consists of (i) 2,492,568 shares of common stock held by Sequoia Capital U.S. Growth Fund IV, LP, and (ii) 109,818 shares of common stock held by Sequoia Capital USGF Principals Fund IV, LP. SC US (TTGP), LTD. is the general partner of SCGF IV Management, L.P., which is the general partner of Sequoia Capital U.S. Growth Fund IV, LP, and Sequoia Capital USGF Principals Fund IV, LP (collectively, the “Sequoia Capital GFIV Funds”). The directors and stockholders of SC US (TTGP), LTD. that exercise voting and investment discretion with respect to the Sequoia Capital GFIV Funds’ investments are Roelof Botha, Scott Carter, Michael Goguen, James Goetz, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each such person may be deemed to share beneficial ownership of the shares held by the Sequoia Capital GFIV Funds. Such individuals expressly disclaim any such beneficial ownership. The address for the entities affiliated with Sequoia Capital is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(4)	Consists of (i) 1,912,224 shares held directly by Mr. Shah and (ii) 153,729 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 31, 2015.

(5)	Consists of (i) 778,753 shares held directly by Mr. Halligan and (ii) 332,040 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 31, 2015.

(6)	Consists of (i) 9,427 shares held directly by Mr. Kinzer and (ii) 65,968 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 31, 2015.

(7)	Consists of (i) 400 shares held directly by Mr. Gill and (ii) 73,384 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 31, 2015.

(8)	Consists of (i) 400 shares of common stock held directly by Ms. Norrington and (ii) 55,412 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 31, 2015.

(9)	Consists of (i) 14,838 shares held directly by Mr. Simon and (ii) 73,384 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 31, 2015.

(10)	Consists of (i) 400 shares held directly by Mr. Skok, (ii) 4,011,347 shares of common stock held by Matrix Partners VIII, L.P., or Matrix VIII and (iii) 2,209 shares of common stock held by Weston & Co. VIII LLC as nominee for Matrix VIII US Management Co., LLC (“Matrix VIII US MC”), which is the beneficial owner of such shares (the “Matrix VIII US MC Shares”). Matrix VIII US MC is the sole general partner of Matrix VIII, and Mr. Skok is a managing member of Matrix VIII US MC. Mr. Skok, by virtue of his management position in Matrix VIII US MC, has sole voting and dispositive power with respect to the shares held by Matrix VIII and the Matrix VIII US MC shares, except to the extent of his respective pecuniary interests therein. The address for each of Mr. Skok, Matrix Partners VIII, L.P. and Matrix VIII US Management Co., LLC is 101 Main Street, 17th Floor, Cambridge, MA 02142. Funds affiliated with Matrix Partners may sell additional shares in this offering if the underwriters exercise their option to purchase additional shares.

(11)	Consists of 1,376,860 shares of common stock held by Scale Venture Partners III, LP. Kate Mitchell, Rory O’Driscoll, Stacey Bishop, one of our directors, and Andrew Vitus are the Managing Members of Scale Venture Management III, LLC, the general partner of Scale Venture Partners III, LP. Ms. Bishop and the three other managing members disclaim beneficial ownership with respect to all such shares except to the extent of their pecuniary interest therein. The address for Ms. Bishop and Scale Venture Partners III, L.P. is 950 Tower Lane, Suite 700, Foster City, California 94404.

(12)	See footnotes 1 and 4 through 11 above. Includes 1,263,747 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2014, all required reports, except for six Form 5s to report late Form 4 transactions filed by Mr. Gill, Mr. Kelleher, Mr. Kinzer, Ms. Norrington, Mr. Shah and Mr. Skok, were filed on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

Executive Compensation Overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of Mr. Halligan, our chief executive officer, and the other executive officers identified in the Summary Compensation Table below, whom we refer to as our named executive officers, has consisted of a combination of base salary and long-term incentive compensation in the form of stock options. Our named executive officers and all salaried employees are also eligible to receive health and welfare benefits. We engaged the services of an independent executive compensation consulting firm to review our current compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information and information about trends in executive compensation. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid to our chief executive officer and the two most highly compensated executive officers (other than the chief executive officer) who were serving as executive officers at the end of the last completed fiscal year for services rendered to us in all capacities for the year ended December 31, 2014. Messrs. Halligan, Kinzer and Madeley are the named executive officers for 2014. Mr. Sherman’s compensation for the year ended December 31, 2013 has been included in the table below because he was a named executive officer for 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Brian Halligan	2014	259,560	215,195	(1)	121,109	(2)	207,064	—		802,928
Chief Executive Officer	2013	238,183	—		—		132,376	1,212	(4)	371,771

John Kinzer	2014	265,000	—		—		138,970	234,846	(5)	638,816
Chief Financial Officer	2013	43,163	—	(6)	724,927	(7)	36,217	9,999	(4)	814,306

Hunter Madeley	2014	210,938	2,367,994	(1)	—		59,484	78,853	(5)	2,717,269
Senior Vice President, Global Sales

J.D. Sherman	2013	259,560	—		—		132,376	1,231	(4)	393,167
President and Chief Operating Officer

(1)	The amounts reported represent the aggregate grant-date fair value of the restricted stock units, or RSUs, awarded in 2014, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements.
(2)	The amounts reported represent the aggregate grant-date fair value of the stock options awarded in 2014, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements.
(3)	The amounts reported reflect performance-based payments awarded based on the achievement of certain corporate and individual performance goals under our executive bonus plan.
(4)	The amounts reported include 401(k) matching contributions, long-term disability insurance premiums and certain relocation benefits.
(5)	The amounts reported reflect company-paid relocation expenses.

(6)	Mr. Kinzer was granted 100,000 RSUs in connection with his hiring in 2013. The RSUs are subject to the satisfaction of a service condition and a performance condition, both of which must be satisfied before the RSUs are vested and may be settled in shares of our common stock. The service condition is satisfied over a period of four years. The performance condition will be satisfied on the earlier of (i) a sale of our company or (ii) April 9, 2015, in either case, prior to the earlier of (A) the expiration date or (B) the tenth anniversary of the grant date. These performance conditions were not considered probable as of December 31, 2013 and therefore there was no grant-date fair value calculated in accordance with ASC Topic 718. Such grant-date fair value is $1,440,000 assuming that the highest level of performance conditions will be achieved.
(7)	Mr. Kinzer was granted 99,999 stock options at an exercise price of $14.40 in connection with his hiring in 2013. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Mr. Kinzer in 2013, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each named executive officer as of December 31, 2014.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Name	Exercisable		Unexercisable		Option Exercise Price ($)	Option Expiration Date
Brian Halligan	150,397	(2)	—		1.53	3/9/2020	—		—
	88,878	(3)	44,455		5.76	5/8/2022	—		—
	55,551	(4)	77,782		5.76	5/8/2022	—		—
	—		15,000		16.14	1/29/2024	—		—
	—		—		—	—	13,333	(7)	448,123
John Kinzer	27,802		72,197	(6)	14.40	11/4/2023	—		—
	—		—		—	—	100,000	(7)	3,361,000
Hunter Madeley	—		—		—	—	133,333	(7)	4,481,322

(1)	Amounts calculated in accordance with ASC Topic 718 using a per share fair market value as of December 31, 2014 of $33.61.
(2)	25% of the shares of our common stock subject to this option vest on March 9, 2011, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(3)	25% of the shares of our common stock subject to this option vest on April 1, 2013, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(4)	25% of the shares of our common stock subject to this option vest on April 1, 2014, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(5)	25% of the shares of our common stock subject to this option vest on January 1, 2015, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(6)	25% of the shares of our common stock subject to this option vest on November 4, 2014, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.
(7)	The RSUs are subject to the satisfaction of a service condition and a performance condition, both of which must be satisfied before the RSUs are vested and may be settled in shares of our common stock. The service condition is satisfied over a period of four years. The performance condition will be satisfied on the earlier of (i) a sale of our company or (ii) April 9, 2015, in either case, prior to the earlier of (A) the expiration date or (B) the tenth anniversary of the grant date.

Employee Benefit Plans

2014 Stock Option and Incentive Plan

In September 2014, our board of directors, upon the recommendation of the compensation committee of the board of directors, adopted our 2014 Stock Option and Incentive Plan, or the 2014 Plan, which was subsequently approved by our stockholders. The 2014 Plan became effective upon the completion of our IPO. The 2014 Plan replaced the 2007 Equity Incentive Plan, or the 2007 Plan, as our board of directors has determined not to make additional awards under that plan. Our 2014 Plan provides flexibility to our compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce.

As of December 31, 2014, we have reserved 1,973,551 shares of our common stock, or the Initial Limit, for the issuance of awards under the 2014 Plan. The 2014 Plan provides that the number of shares reserved and available for issuance under the plan automatically increases each January 1, beginning on January 1, 2015, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee, or the Annual Increase. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2014 Plan are authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2014 Plan and 2007 Plan are added back to the shares of common stock available for issuance under the 2014 Plan.

Stock options and stock appreciation rights with respect to no more than 1,000,000 shares of stock may be granted to any one individual in any one calendar year and the maximum “performance-based award” (as such term is used under Section 162(m) of the Code) payable to any one individual under the 2014 Plan is 1,000,000 shares of stock or $2,000,000 in the case of cash-based awards. The maximum aggregate number of shares that may be issued in the form of incentive stock options shall not exceed the Initial Limit cumulatively increased on January 1, 2015 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 1,000,000 shares of common stock.

The 2014 Plan is administered by our compensation committee. Our compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2014 Plan. Persons eligible to participate in the 2014 Plan are those full or part-time officers, employees, non-employee directors and other key persons (including consultants) as selected from time to time by our compensation committee in its discretion.

The 2014 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option is determined by our compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each option is fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee determines at what time or times each option may be exercised.

Our compensation committee may award stock appreciation rights subject to such conditions and restrictions as we may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right may not be less than 100% of the fair market value of the common stock on the date of grant.

Our compensation committee may award restricted shares of common stock and RSUs to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee may also grant shares of common stock that are free from any restrictions under the 2014 Plan. Unrestricted stock may be granted to participants in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our compensation committee may grant performance share awards to participants that entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine. Our compensation committee may grant cash bonuses under the 2014 Plan to participants, subject to the achievement of certain performance goals.

Our compensation committee may grant awards of restricted stock, RSUs, performance shares or cash-based awards under the 2014 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Those awards would only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that would be used with respect to any such awards include: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

The 2014 Plan provides that in the case of, and subject to, the consummation of a “sale event” as defined in the 2014 Plan, all outstanding awards may be assumed, substituted or otherwise continued by the successor entity. Pursuant to the forms of option agreement, restricted stock agreement and restricted stock unit agreement, under the 2014 Plan, in the case of a sale event in which outstanding awards are assumed, substituted or otherwise continued by a successor entity, and the award holder’s employment or service relationship with us terminates, such holder’s awards shall vest in full as of the date of termination if such termination occurs (i) within 12 months after such sale event or 90 days prior to such sale event and (ii) such termination is by us without “cause,” as defined in the applicable award agreement, or by the award holder for “good reason” (as defined in the applicable award agreement). To the extent that the successor entity does not assume, substitute or otherwise continue such awards, then (i) all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the compensation committee’s discretion and (ii) upon the effectiveness of the sale event, all stock options and stock appreciation rights will automatically terminate. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights prior to the sale event. In addition, in connection with a sale event, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights.

Our board of directors may amend or discontinue the 2014 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or for any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2014 Plan require the approval of our stockholders.

No awards may be granted under the 2014 Plan after the date that is 10 years from the date of stockholder approval. No awards under the 2014 Plan have been made prior to the date hereof.

2007 Equity Incentive Plan

Our 2007 Plan was approved by our board of directors and our stockholders on June 9, 2007 and was most recently amended in February 2014. As of December 31, 2014, we have authorized an aggregate of 8,612,809 shares of our common stock for the issuance of options and other equity awards under the 2007 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Effective as of the closing of our IPO, our board of directors determined not to grant any further awards under our 2007 Plan. The shares we issue under the 2007 Plan are authorized but unissued shares or shares we reacquire. Prior to our IPO, the shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) under the 2007 Plan were added back to the shares of common stock available for issuance under the 2007 Plan. Effective upon the closing of our IPO, such shares were added to the shares of common stock available for issuance under the 2014 Plan.

The 2007 Plan is administered by our compensation committee. The board of directors and the compensation committee have the authority to select the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award, to provide substitute awards and to determine the specific terms and conditions of each award.

The 2007 Plan permits us to make grants of incentive stock options and non-qualified stock options, restricted stock awards, unrestricted stock awards and other stock-based awards such as RSUs to our officers, employees, directors, consultants and other key persons.

The 2007 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. The option exercise price of each option is determined by our board or directors or our compensation committee but may not be less than 100% of the fair market value of the common stock on the date of grant. In the case of an Incentive Stock Option granted to a participant who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company, then the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by the board of directors or the compensation committee and may not exceed 10 years from the date of grant.

The 2007 Plan provides that upon the occurrence of a change of control, awards may be assumed, substituted for new awards of a successor entity, or otherwise continued or terminated at the effective time of such sale event. Pursuant to the forms of option agreement, restricted stock agreement and restricted stock unit agreement, in each case, under the 2007 Plan, in the case of a sale event in which outstanding awards are assumed, substituted or otherwise continued by a successor entity, and the award holder’s employment or service relationship with us terminates, such holder’s awards shall vest in full as of the date of termination if such termination occurs (i) within 12 months after such sale event or 90 days prior to such sale event and (ii) such termination is by us without “cause,” as defined in the applicable award agreement, or by the award holder for “good reason” (as defined in the applicable award agreement). To the extent that the successor entity does not assume, substitute or otherwise continue such awards, then (i) all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the compensation committee’s discretion and (ii) upon the effectiveness of the sale event, all stock options and stock appreciation rights will automatically terminate. We may make or provide for cash payment to holders of options equal to the difference between the per share cash consideration in the sale event and the exercise price to the holders of vested and exercisable options. We may make or provide for cash payment to holders of restricted stock and RSU awards in an amount equal to the product of the per share cash consideration and the number of shares subject to each such award.

Our board of directors may amend, suspend or terminate the 2007 Plan at any time, subject to stockholder approval where such approval is required by applicable law. The board of directors may also amend, modify or terminate any outstanding award, provided that no amendment to an award may materially impair any of the rights of a participant under any awards previously granted without his or her written consent.

Employee Share Purchase Plan

In September 2014 our board of directors adopted and our stockholders approved the ESPP. The ESPP authorizes the issuance of up to a total of 394,710 shares of common stock to participating employees. The ESPP provides that the number of shares reserved and available for issuance under the ESPP shall be cumulatively increased each January 1, beginning on January 1, 2015, by the lesser of 1% percent of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. The number of shares reserved and available for issuance under the ESPP is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

All employees who we have employed for at least 30 days and whose customary employment is for more than 20 hours a week are eligible to participate in the ESPP. Any employee who owns 5% or more of the voting power or value of our shares of common stock is not eligible to purchase shares under the ESPP.

We will make one or more offerings each year to our employees to purchase shares under the ESPP. The first offering began on January 1, 2015 and will end on the last business day occurring on or before June 30, 2015. Subsequent offerings will commence at such time or times as our board of directors may determine, which we expect to be on each January 1 and July 1 and will continue for six-month periods, referred to as offering periods. Each eligible employee may elect to participate in any offering by submitting an enrollment form at least 15 days before the relevant offering date.

Each employee who is a participant in the ESPP may purchase shares by authorizing payroll deductions of up to 15% of his or her base compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase shares of common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the ordinary shares on the first business day or the last business day of the offering period, whichever is lower, provided that no more than 300,000 shares of common stock may be purchased by any one employee during each offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of ordinary shares, valued at the start of the purchase period, under the ESPP in any calendar year.

The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under the ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with us for any reason.

The ESPP may be terminated or amended by our board of directors at any time. An amendment that increases the number of shares of common stock that are authorized under the ESPP and certain other amendments require the approval of our stockholders.

Senior Executive Cash Incentive Bonus Plan

In August 2014 our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, which we refer to as corporate performance goals, as well as individual performance objectives.

Our compensation committee may select corporate performance goals from among the following: revenue; expense levels; cash flow (including, but not limited to, operating cash flow and free cash flow); business development and financing milestones; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; economic value added; sales; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; shareholder returns; return on sales; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of our common stock; sales or market shares and total customers; and Adjusted EBITDA, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, or as compared to results of a peer group.

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion.

Retirement Plans

We maintain a tax-qualified 401(k) retirement plan for eligible employees in the United States. Under our 401(k) plan, employees may elect to defer up to 96% of their eligible compensation subject to applicable annual limits set pursuant to the Code. We currently provide an employee matching contribution under the 401(k) plan. Employees are 100% vested in their contributions to the 401(k) plan and any employer contributions after one year of service. We intend for the 401(k) plan to qualify, depending on the employee’s election, under Section 401(a) of the Code so that contributions by employees, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Indemnification of Officers and Directors

We have agreed to indemnify our directors and officers in certain circumstances. See “Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Compensation Committee Interlocks and Insider Participation

During 2014, our compensation committee was comprised of Messrs. Bohn, Simon and Skok. None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2014 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we adopted amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Transactions with Our Executive Officers and Directors and Affiliated Entities

We have granted stock options and RSUs to our executive officers and certain of our directors. See the section of this prospectus captioned “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” for a description of these stock options and RSUs.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. We also adopted a formal policy governing the review and approval of related party transactions.

All of the transactions described above were entered into prior to the adoption of this policy. Accordingly, each was approved by disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 25 First Street, 2nd Floor, Cambridge, MA 02141, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2016 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than February 21, 2016. Such proposals must be delivered to our Secretary, c/o HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141.

HUBSPOT, INC. 25 FIRST STREET, 2ND FLOOR CAMBRIDGE, MA 02141

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors		☐	☐	☐

Nominees
01 Brian Halligan 02 Ron Gill 03 Larry Bohn
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2 Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2015; and							☐	☐	☐
NOTE: to transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

HUBSPOT, INC.

Annual Meeting of Shareholders

May 21, 2015 1:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Brian Halligan, J.D. Sherman, John Kinzer, and John Kelleher, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HUBSPOT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, EDT on May 21, 2015, at 25 First Street, Cambridge, MA 02141, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side